For Immediate Release

March 7, 2014

Listed: TSX, NYSE Symbol: POT

PotashCorp Announces Issuance of Notice of Redemption

for All of its 5.25 percent Notes due May 15, 2014

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) today announced that it has issued a notice of redemption for all of its outstanding $500 million aggregate principal amount of 5.25 percent Notes due May 15, 2014 (CUSIP No. 73755L AE7) (the Notes). The redemption date is April 7, 2014 and the redemption price will be equal to the greater of (i) 100 percent of the principal amount of the Notes to be redeemed or (ii) a “make-whole” amount equal to the present value of the remaining scheduled payments, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the adjusted treasury rate plus 50 basis points, together with, in each case, accrued and unpaid interest on the principal amount of the Notes to be redeemed to the redemption date. PotashCorp intends to fund the redemption with the proceeds from its offering of $750 million aggregate principal amount of its 3.625 percent Notes due 2024, which closed on March 7, 2014.

As of March 7, 2014, $500 million of the principal amount of the Notes remains outstanding. From, and after the date of redemption, the Notes will no longer be deemed outstanding. Interest will cease to accrue unless PotashCorp defaults in the payment of the redemption price plus accrued and unpaid interest on the outstanding aggregate principal amount of the Notes to the redemption date.

The notice of redemption containing information required by the indenture governing the Notes was sent to registered holders of the Notes today. In accordance with the instructions specified in the notice of redemption, the Notes are to be surrendered to U.S. Bank National Association, as successor trustee and paying agent, in exchange for payment of the redemption price plus accrued and unpaid interest on the outstanding aggregate principal amount of the Notes to the redemption date. Payment will be made on April 7, 2014 as provided in the indenture governing the Notes.

This press release is neither an offer to sell nor the solicitation of an offer to buy any securities.

PotashCorp is the world’s largest crop nutrient company and plays an integral role in global food production. The company produces the three essential nutrients required to help farmers grow healthier, more abundant crops. With global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. PotashCorp is the largest producer, by capacity, of potash and among the largest in nitrogen and phosphate. While agriculture is its primary market, the company also produces products for animal nutrition and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

122 1st Avenue South, Suite 500, Saskatoon, SK, Canada S7K 7G3 T (306) 933 8500 F (306) 652-2699

Potash Corporation of Saskatchewan Inc. | www.potashcorp.com

For further information please contact:

Investors	Media

Denita Stann	Bill Johnson
Vice President, Investor and Public Relations	Senior Director, Public Affairs
Phone: (306) 933-8521	Phone: (306) 933-8849
Fax: (306) 933-8844	Phone: (306) 933-8849
Email: ir@potashcorp.com	Email: pr@potashcorp.com

Website: www.potashcorp.com

This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements often contain words such as “should”, “could”, “expect”, “may”, “anticipate”, “believe”, “intend”, “estimates”, “plans” and similar expressions. These statements are based on certain factors and assumptions including with respect to: the funding of the redemption price for the Notes. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Forward-looking statements are subject to risks and uncertainties that are difficult to predict. The results or events set forth in forward-looking statements may differ materially from actual results or events. Several factors could cause actual results or events to differ materially from those expressed in the forward-looking statements, including, but not limited to, the following: variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates; risks and uncertainties related to operating and workforce changes made in response to our industry and the markets we serve; changes in competitive pressures, including pricing pressures; risks and uncertainties related to our international operations and assets; fluctuations in supply and demand in the fertilizer, sulfur, transportation and petrochemical markets; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; adverse or uncertain economic conditions and changes in credit and financial markets; the results of sales contract negotiations within major markets; unexpected geological or environmental conditions, including water inflows; economic and political uncertainty around the world; risks associated with natural gas and other hedging activities; changes in capital markets; unexpected or adverse weather conditions; changes in currency and exchange rates; imprecision in reserve estimates; adverse developments in new and pending legal proceedings or government investigations; acquisitions we may undertake; increases in the price or reduced availability of the raw materials that we use; strikes or other forms of work stoppage or slowdowns; timing and impact of capital expenditures; rates of return on, and the risks associated with, our investments and capital expenditures; changes in, and the effects of, government policies and regulations; security risks related to our information technology systems; risks related to reputational loss; and earnings and the decisions of taxing authorities which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2013 under the captions “Forward-Looking Statements” and “Item 1A – Risk Factors” and in our other filings with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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